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HEWLETT-PACKARD COMPANY

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WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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[Attached is the text of an advertisement that appears in the 3/12/02 and 3/13/02 editions of various national and local newspapers]

AN IMPORTANT LETTER TO ALL HP EMPLOYEES AND RETIREES

WALTER B. HEWLETT
1501 Page Mill Road, MS 3U-10
Palo Alto, CA 94304

March 11, 2002

Dear Hewlett-Packard Employees and Retirees:

During the last few months, I've had conversations with many HP investors regarding my opposition to the proposed merger with Compaq. In these conversations, I have cited my confidence in the exceptional capabilities, commitment and professionalism of HP employees and retirees as one of the many reasons why HP is far better off without Compaq.

I believe that HP should not acquire Compaq – a company with a struggling commodity computing business that accounts for approximately 65% of its revenues. HP is a strong company with dedicated employees and a deep bench of experienced operating executives. HP can have a great future without Compaq by focusing on its strengths.

You, HP employees and retirees, also have a very personal stake in the outcome of the vote on March 19th. Your pensions and your savings may be directly tied to the performance of HP's stock. We must protect the futures of the entire HP family. We believe HP stockholders could realize $14 to $17 more per share without Compaq.* In the end, this vote is about stockholder value – and what is good for HP now and in the future.

Before you vote, I also want you to know that we will keep your voting information confidential. It is important for all employees of HP to know that their vote is confidential for all shares owned in the HP 401(k) plan.

Strict confidentiality is assured under the terms of the 401(k) plan and applicable federal law. Furthermore, it is illegal under ERISA for any other Hewlett-Packard employee to attempt to find out how an employee has voted his or her plan shares, to intimidate or attempt to intimidate an employee into voting these shares for or against any proposal, or to discharge, discipline or discriminate against an employee for voting these shares for or against any proposal. Therefore employees should feel free to vote their 401(k) shares in their best interest without fear of intimidation or reprisal.

Thank you for continuing to focus on your job and getting on with business. It is indeed a credit to all employees that you have not been distracted. I'm confident that if stockholders reject this merger, Hewlett-Packard will continue to prosper.

I believe that with hard work, strong leadership and a clear focus on stockholder value, HP can do far better for its stockholders than acquiring Compaq. I urge you to join me in voting AGAINST the merger of Hewlett-Packard with Compaq.

Thank you for your continued support.

Remember – a $25 billion mistake is not the HP way.

Sincerely,

Walter B. Hewlett

*	Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.

Forward-Looking Statements. The views expressed in this release are judgments, which are subjective in nature and in certain cases forward-looking in nature. This release also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this release does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.